EXHIBIT 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EDT, October 30, 2008	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric reports

third-quarter 2008 earnings results
Updates 2008 earnings guidance,
initiates 2009 earnings guidance and announces dividend

Third-Quarter Financial and Operating Summary:

    Net income was zero for the third quarter of 2008 compared to $20 million, or $0.32 per diluted share, for the third quarter of 2007. The decrease in net income was primarily attributable to the effects of the Trojan Refund Order.
    PGE had solid operating results with generation plants running well and increases in both the number of customers and total retail energy deliveries.
    PGE lowers full-year 2008 earnings guidance from $1.85 - $1.95 to $1.40 - $1.50 per diluted share primarily due to effects related to the Trojan Refund Order and losses on non-qualified benefit plan trust assets.
    PGE initiates 2009 earnings guidance of $1.80 - $1.90 per diluted share.

Portland, Ore. - Portland General Electric Company (NYSE: POR) today reported that net income was zero for the third quarter of 2008 compared to $20 million, or $0.32 per diluted share, for the third quarter of 2007. The decrease was due primarily to a $20 million after-tax provision for the future refund to customers related to the Oregon Public Utility Commission's (OPUC) Trojan Refund Order. Pursuant to Senate Bill 408 (SB 408) there was also a $7 million after-tax impact of an estimated increased customer refund, primarily due to the Trojan Refund Order. Also contributing to the decrease was a $3 million after-tax impact of a decline in the fair market value of non-qualified benefit plan trust assets. Results were partially offset by a 3 percent increase in retail energy deliveries and reduced power costs. In the third quarter of 2008, the Company's power costs decreased by $6 million related to results of the power cost adjustment mechanism (PCAM), while power costs in the 2007 comparable period included a $12 million increase related to the PCAM.

Net income for the nine months ended Sept. 30, 2008, was $67 million, or $1.08 per diluted share, compared to $121 million, or $1.93 per diluted share, for the nine months ended Sept. 30, 2007.

"Portland General Electric had solid operating results in the third quarter, and our residential customer satisfaction ratings rose to their highest level in a decade," said Peggy Fowler, CEO and president of Portland General Electric (PGE). "Our third-quarter financial results were impacted by the Trojan Refund Order, but we're pleased to be moving ahead in getting this challenging issue resolved."

2008 and 2009 Earnings Guidance

PGE is reducing its full-year 2008 earnings guidance to $1.40 - $1.50 per diluted share. This decrease from $1.85 - $1.95 per diluted share is due primarily to the effects of the Trojan Refund Order and losses on non-qualified benefit trust assets. The estimated net impact of the Trojan Refund Order on 2008 earnings is approximately $0.41 per diluted share and includes both SB 408 and PCAM impacts. PGE is initiating 2009 earnings guidance of $1.80 - $1.90 per diluted share based on normal hydro conditions and normal plant operations. PGE is also reaffirming its long-term annual earnings growth expectation of 6 to 8 percent beginning with 2009.

Dividend

On Wednesday, Oct. 29, 2008, the PGE Board of Directors declared a quarterly common stock dividend of 24.5 cents per share. The dividend is payable on or before Jan. 15, 2009, to shareholders of record at the close of business on Dec. 26, 2008.

Market Conditions and Liquidity

PGE has significant capital funding requirements in 2009 and 2010. Although the recent turmoil in market conditions has made access to capital more challenging, PGE believes it has sufficient access to liquidity to meet anticipated capital and operating requirements. Liquidity sources include issuances of long-term debt and equity securities, availability under the Company's revolving credit facility and the expected ability to increase short-term credit capacity. The Company anticipates issuing a total of approximately $230 million of equity and $300 million of new long-term debt in either late 2008 or in 2009, subject to market conditions and availability of capital.

PGE has an unsecured $400 million revolving credit facility with a group of banks. In June 2008, PGE extended the maturity on $390 million of the facility to July 2013, with the remaining $10 million maturing in July 2012.

Lehman Brothers represented $55 million of PGE's $400 million revolving credit facility. On Sept.15, 2008, Lehman's parent company, Lehman Brothers Holdings, Inc., filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In October 2008, $25 million of Lehman's $55 million share was reassigned to Sumitomo Mitsui Banking Corporation. PGE is in discussions with another financial institution for reassignment of the remaining $30 million.

As of Oct. 24, 2008, PGE had $179 million of available borrowing capacity under its revolving credit facility. PGE had $50 million of commercial paper outstanding and $83 million in letters of credit. In addition, the Company had $58 million of borrowings under the credit facility.

Trojan Refund Order

On Sept. 30, 2008, the OPUC issued an order that requires PGE to refund $33.1 million to customers. The refund relates to the OPUC determination of the recoverable balance at Sept. 30, 2000, of the Company's remaining investment in Trojan.

The OPUC ruled that the difference of $15.4 million, plus interest at 9.6 percent from Sept. 30, 2000, should be refunded to customers who received service from PGE during the period Oct. 1, 2000, to Sept. 30, 2001. The $15.4 million amount, plus accrued interest, results in a total refund of $33.1 million as of Sept. 30, 2008. The order also provides that the total refund amount will earn interest at 9.6 percent from Oct. 1, 2008, until all refunds are issued to customers.

In the order, the OPUC also made the following findings:

    The OPUC has authority to order a utility to issue refunds to former customers under certain limited circumstances.
    PGE's rates that were in effect for the period April 1, 1995, through Sept. 30, 2000, were just and reasonable.

As a result of this order, PGE accrued the total refund due to customers of $33.1 million as a regulatory liability, which reduced revenues for the third quarter of 2008. PGE is continuing to review and evaluate the order.

2009 General Rate Case

In February 2008, PGE filed a general rate case which is currently under review by the OPUC. PGE's initial filing proposed an 8.9 percent average price increase related to higher purchased power and fuel costs, increased investment in utility plant and higher operating expenses.

PGE, OPUC staff and interveners have reached stipulations on two major items: cost of capital and the method for determining estimated power cost. First, the cost of capital stipulation provides for a capital structure of 50 percent equity and 50 percent debt and a return on equity of 10.1 percent. Second, the agreement on net variable power costs (NVPC) stipulates to a number of modeling and other adjustments, which results in an approximate $5 million downward adjustment to the forecast of 2009's NVPC. The stipulated items and the power cost updates filed to date would result in a proposed average price increase of approximately 10 percent. Certain customer credits, including those related to 2007 results of PGE's PCAM, are expected to reduce the average price increase to approximately 8.4 percent.

Next steps in the procedural schedule include reply briefs on Tuesday, Nov. 4, oral arguments on Thursday, Nov. 13, and an order from the OPUC by year-end, with new prices expected to go into effect on Jan. 1, 2009.

The following table indicates the revenue requirement increase as originally filed on Feb. 27, 2008, and PGE's updated revenue requirement increase based on the settlement agreements and the Sept. 29, 2008, NVPC update:

	Initial Filing	Update[1]
NVPC[2]	$53 million	$104 million
Other	$93 million	$57 million
Total	$146 million	$161 million

1. Includes both Sept. 29 update to NVPC and stipulations to date. 2. Net of load adjustments.

Biglow Canyon Wind Farm

Construction has started on Phase II of the Biglow Canyon Wind Farm. The estimated total cost of Phases II and III is $730 million to $770 million, including allowance for funds used during construction (AFDC) of approximately $40 million, with Phases II and III expected to be completed by the end of 2009 and 2010, respectively.

Smart Meters

PGE plans to install approximately 850,000 new customer meters that will enable two-way remote communications. In May 2008, the OPUC approved PGE's smart-meter project. Approximately 16,000 new meters are currently being installed as part of the project's acceptance testing phase, with the remaining meters to be installed starting in 2009 and concluding in 2010. PGE expects the smart-meter project to provide improved services, as well as operational efficiencies and a reduction in future expenses.

Capital Expenditures

Capital expenditures in 2008 are estimated to be $401 million. This consists of:

    $222 million for ongoing production, transmission and distribution facilities
    $98 million for Phases II and III of the Biglow Canyon Wind Farm
    $59 million for hydro relicensing projects
    $19 million for smart meters
    $3 million for Boardman emissions controls

Capital expenditures in 2009 are estimated to be $760 million. This consists of:

    $240 million for ongoing production, transmission and distribution facilities
    $414 million for Phases II and III of the Biglow Canyon Wind Farm
    $25 million for hydro relicensing projects
    $79 million for smart meters
    $2 million for Boardman emissions controls

Third-Quarter 2008 Results Compared to Third Quarter 2007

    Total retail customers served increased 1.3 percent to approximately 814,000 as of Sept. 30, 2008, compared to approximately 804,000 as of Sept. 30, 2007.
    Total revenues decreased by $35 million due primarily to the net effect of the following factors:
      Total retail revenues decreased $34 million, or 9 percent, due primarily to the accrual of refunds to customers in the amount of $33.1 million pursuant to the OPUC order issued Sept. 30, 2008, related to various Trojan matters.
      $12 million decrease related to SB 408, largely due to an estimated refund due to customers of $6 million recorded in the third quarter of 2008, resulting primarily from the Trojan Refund Order, compared to an estimated collection from customers of $5 million recorded in the third quarter of 2007.
      $10 million increase resulting from a 2 percent increase in average price and a 3 percent increase in total retail energy deliveries, which was primarily due to a 1.4 percent increase in the average number of customers served during the third quarter of 2008, relative to the third quarter of 2007.
      $7 million decrease in wholesale revenues due to a $16 million decrease in wholesale energy sales volume partially offset by a $9 million increase in average price due to higher natural gas prices.
      $6 million increase in other operating revenue due primarily to the sale of fuel oil in 2008. Pursuant to an assessment of reliability requirements, PGE reduced oil inventory levels at its Beaver Plant.
    Purchased power and fuel expense decreased by $25 million due primarily to the net effect of the following factors:
      $50 million decrease related to settled natural gas agreements entered into in conjunction with PGE's management of its NVPC.
      $18 million decrease related to application of the Company's PCAM.
      $30 million increase in the cost of purchased power, resulting primarily from a 27 percent increase in the average cost.
      $11 million increase in the cost of natural gas-fired production, as a 55 percent increase in the average cost of natural gas was only partially offset by a 24 percent reduction in generation.
    Production and distribution expense increased by $4 million due primarily to a $2 million increase in overhead and underground line maintenance costs, including tree trimming, and a $1 million increase in operating costs at Biglow Canyon Phase I, which was completed in December 2007.
    Administrative and other expense increased $2 million primarily due to an increase in the provision for uncollectible accounts and increased legal and regulatory fees.
    Depreciation and amortization expense increased by $8 million. Of this increase, $4 million is related to higher distribution plant balances and accelerated depreciation on existing meters which are being replaced as part of the Company's smart-meter project, and $3 million is related to the new Biglow Canyon Phase I project.
    Other income decreased by $7 million primarily due to a decline in the fair market value of non-qualified benefit plan trust assets.
    Interest expense increased $2 million due primarily to a higher level of short- and long-term debt outstanding.
    Income tax benefit was $1 million compared to a $12 million income tax expense in the third quarter of 2007. The change is primarily the result of lower taxable income and an increase of $1 million in federal energy tax credits generated from the operation of Biglow Canyon Phase I in the third quarter of 2008.

Year-to-Date 2008

Net income for the nine months ended Sept. 30, 2008, was $67 million, or $1.08 per diluted share, compared to $121 million, or $1.93 per diluted share, for 2007. The decrease was primarily due to the net effect of:

    $20 million after-tax provision for the future refund to customers related to the Trojan Refund Order.
    $13 million after-tax impact of the deferral in 2007 of a portion of Boardman replacement power cost (including accrued interest) for potential future recovery.
    $10 million after-tax impact of adjustments related to SB 408.
    $9 million after-tax impact of a decline in the fair market value of non-qualified benefit plan assets.
    $4 million after-tax impact of a 2007 settlement between PGE and certain California parties related to wholesale energy transactions during 2000 and 2001.
    The decreases above were partially offset by a 3 percent increase in retail energy deliveries.

Year-to-Date 2008 Results Compared to Year-to-Date 2007

    Total revenues increased by $23 million due to the net effect of the following factors:
      $28 million increase resulting from a 2 percent increase in average price, which was driven by the Company's smart-meter project, and recovery of Port Westward and Biglow Canyon Phase I.
      $21 million increase resulting from a 3 percent increase in total retail energy deliveries, due to more extreme weather conditions in 2008 and a 1.4 percent increase in the average number of customers served during the first nine months of 2008 relative to the first nine months of 2007.
      $33.1 million decrease, related to the accrual of refunds to customers pursuant to the OPUC order issued Sept. 30, 2008, related to various Trojan matters.
      $17 million decrease related to SB 408, with an estimated refund due to customers of $7 million recorded in 2008, compared to an estimated collection from customers of $10 million recorded in 2007.
      $4 million increase in wholesale revenues due to a $39 million increase resulting from a 34 percent increase in average price, partially offset by a $35 million decrease in wholesale energy sales volume.
      $16 million increase in other operating revenue due to sales of fuel oil from the Company's Beaver Plant in 2008, which resulted in a net gain of $11 million.
    Purchased power and fuel expense increased by $32 million due primarily to the net effect of the following factors:
      $99 million increase in the cost of thermal production, due primarily to a 39 percent increase in the average cost of natural gas and a 41 percent increase in gas-fired generation.
      $20 million increase related to the deferral of excess Boardman power costs in the first quarter of 2007, which were incurred in late 2005 and early 2006.
      $5 million increase due to a reduction in the Company's wholesale credit reserve in the first quarter of 2007, primarily as a result of a settlement with certain California parties involving transactions in 2000 and 2001.
      $46 million decrease in the cost of purchased power, due primarily to an 18 percent decrease in purchases resulting from the addition of Port Westward and Biglow Canyon Phase I to the Company's generation portfolio.
      $37 million decrease related to settled natural gas agreements entered into in conjunction with PGE's management of its power cost.
      $14 million decrease in the estimated amount recorded for potential future refund to customers under the PCAM.
    Production and distribution expense increased by $16 million due primarily to the following:
      $7 million increase in operating costs at the Company's generation facilities, including Port Westward and Biglow Canyon Phase I.
      $4 million increase in distribution labor, contractor and tree-trimming costs.
      $3 million increase related to repair and maintenance activities completed at Boardman and Beaver during the plants' scheduled outages in 2008.
    Administrative and other expense increased $6 million primarily due to an increase in legal settlement expense, higher employee benefit expenses and an increase in the provision for uncollectible accounts.
    Depreciation and amortization expense increased by $20 million primarily due to increased capital plant additions. Increased depreciation of $14 million is primarily related to Port Westward and Biglow Canyon Phase I. In addition, a $4 million increase was related to accelerated depreciation of existing meters that are being replaced as part of the Company's smart-meter project.
    Other income decreased by $22 million primarily due to the following:
      $15 million decrease in income from non-qualified benefit plan trust assets resulting from the recognition of a $9 million decline in the fair market value of the plan assets during the first nine months of 2008, compared to a $6 million increase in the first nine months of 2007.
      $6 million decrease in AFDC equity, which resulted from lower construction work in progress (CWIP) balances during the first nine months of 2008 due to the completion of both Port Westward and Biglow Canyon Phase I.
    Interest expense increased by $13 million primarily due to a higher level of outstanding long-term debt and lower AFDC debt resulting from lower CWIP balances.
    Income taxes decreased by $35 million, with an effective tax rate of 29 percent in 2008 compared to 34 percent in 2007. These decreases were primarily the result of lower taxable income and an increase of $5 million in federal energy tax credits generated from the operation of Biglow Canyon Phase I in 2008.

Third-Quarter 2008 Earnings Call and Webcast Oct. 30, 2008

PGE will host a conference call with financial analysts and investors on Thursday, Oct. 30, 2008, at 5 p.m. EDT. The conference call will be webcast live on the PGE Web site at www.PortlandGeneral.com.

A replay of the call will be available beginning at 7 p.m. EDT on Thursday, Oct. 30, through Thursday, Nov. 6.

Peggy Fowler, CEO and president; Jim Piro, executive vice president, CFO and treasurer; and Bill Valach, director of investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, balance sheets, statements of cash flows and supplemental operating statistics are an integral part of this earnings release.

# # #

About Portland General Electric Company

Portland General Electric, headquartered in Portland, Ore., is a vertically integrated electric utility that serves approximately 814,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance and long-term earnings growth; statements regarding future capital expenditure;, statements regarding PGE's access to capital and cost of capital; statements regarding PGE's future liquidity; statements regarding the cost, completion and benefits of capital projects, such as the smart-meter and Biglow Canyon Wind Farm projects; statements regarding the outcome of the 2009 general rate case, as well as other statements containing words such as "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon" and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including changes in weather, hydroelectric and energy market conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; unforeseen problems or delays in completing capital projects, resulting in the failure to complete such projects on schedule or within budget; operational factors affecting the Company's power generation facilities, including outages, hydro conditions, wind conditions and disruption of fuel supply; and the outcome of various legal and regulatory proceedings. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company's most recent Annual Report on Form 10-K and the Company's reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2008	**2007**	**2008**	**2007**
Revenues, net	$ 400	$ 435	$ 1,296	$ 1,273
Operating expenses:				
Purchased power and fuel	217	242	652	620
Production and distribution	40	36	125	109
Administrative and other	48	46	142	136
Depreciation and amortization	54	46	154	134
Taxes other than income taxes	20	20	63	60
Total operating expenses	379	390	1,136	1,059
Income from operations	21	45	160	214
Other income (expense):				
Allowance for equity funds used during construction	3	4	7	13
Miscellaneous income (expense), net	(4)	2	(6)	10
Other income (expense), net	(1)	6	1	23
Interest expense	21	19	67	54
Income (loss) before income tax expense (benefit)	(1)	32	94	183
Income tax expense (benefit)	(1)	12	27	62
Net income	**$ -**	**$ 20**	**$ 67**	**$ 121**
Weighted-average shares outstanding (in thousands):				
Basic	62,554	62,516	62,539	62,509
Diluted	62,607	62,542	62,589	62,534
Earnings per share - basic and diluted	$ -	$ 0.32	$ 1.08	$ 1.93
Dividends declared per share	$ 0.245	$ 0.235	$ 0.725	$ 0.695

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)
(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS		
Current assets:		
Cash and cash equivalents	$ 5	$ 73
Accounts and notes receivable, net	142	178
Margin deposits	145	28
Assets from price risk management activities	70	64
Inventories, at average cost	69	64
Deferred income taxes	68	12
Unbilled revenues	62	92
Other current assets	66	27
Total current assets	627	538
Electric utility plant, net	3,236	3,066
Non-qualified benefit plan trust	56	69
Nuclear decommissioning trust	45	46
Regulatory assets	427	304
Other noncurrent assets	84	85
Total assets	$ 4,475	$ 4,108
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current liabilities:		
Accounts payable and accrued liabilities	$ 194	$ 227
Liabilities from price risk management activities	246	101
Current portion of long-term debt	142	-
Accrued taxes	54	23
Short-term borrowings	38	-
Other current liabilities	47	40
Total current liabilities	721	391
Long-term debt, net of current portion	1,164	1,313
Regulatory liabilities	666	574
Deferred income taxes	342	279
Non-qualified benefit plan liabilities	89	86
Accumulated asset retirement obligations	80	91
Other noncurrent liabilities	59	58
Total liabilities	**3,121**	**2,792**
Commitments and contingencies		
Shareholders' equity:		
Common stock, no par value, 80,000,000 shares authorized; 62,557,928 and 62,529,787 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	662	646
Accumulated other comprehensive loss	(4)	(4)
Retained earnings	696	674
Total shareholders' equity	**1,354**	**1,316**
Total liabilities and shareholders' equity	$ 4,475	$ 4,108

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended September 30, 2008	2007
Cash flows from operating activities:		
Net income	$ 67	$ 121
Reconciliation of net income to net cash provided by operating activities:		
Depreciation and amortization	154	134
Net assets from price risk management activities	139	(16)
Regulatory deferral - price risk management activities	(139)	16
Trojan refund liability	33	-
Deferred income taxes	9	20
Non-qualified benefit plan trust (gain) loss	9	(6)
Senate Bill 408 deferrals	2	(9)
Allowance for equity funds used during construction	(7)	(13)
Power cost deferrals	2	(10)
Other non-cash income and expenses, net	19	1
Changes in working capital:		
Net margin deposit activity	(120)	7
Decrease in receivables	66	29
Increase (decrease) in payables	(10)	41
Other working capital items, net	7	(15)
Other, net	(9)	(9)
Net cash provided by operating activities	**222**	**291**
Cash flows from investing activities:		
Capital expenditures	(281)	(351)
Sales of nuclear decommissiong trust securities	23	17
Purchases of nuclear decommissioning trust securities	(20)	(19)
Insurance proceeds received	3	-
Other, net	(2)	2
Net cash used in investing activities	**(277)**	**(351)**
Cash flows from financing activities:		
Payments on long-term debt	(56)	(71)
Proceeds from issuance of long-term debt	50	306
Short-term borrowings (payments), net	38	(81)
Dividends paid	(45)	(43)
Debt issuance costs	-	(3)
Net cash provided by (used in) financing activities	**(13)**	**108**
Increase (decrease) in cash and cash equivalents	(68)	48
Cash and cash equivalents, beginning of period	73	12
Cash and cash equivalents, end of period	$ 5	$ 60
Supplemental cash flow information is as follows:		
Cash paid during the period for:		
Interest, net of amounts capitalized	$ 49	$ 37
Income taxes	8	30
Non-cash investing and financing activities:		
Accrued capital additions	19	33
Accrued dividends payable	15	15
Former parent's capital contribution of Oregon tax credits	13	-

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

SUPPLEMENTAL OPERATING STATISTICS

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007

Revenues (millions)
Retail sales:
Residential	$ 155	$ 160	$ 559	$ 501
Commercial	156	157	450	440
Industrial	42	41	119	119
Total retail sales	353	358	1,128	1,060
Trojan refund liability	(33)	-	(33)	-
Direct access customers	(3)	(3)	(7)	(9)
Other retail revenues	11	7	20	54
Total retail revenues	328	362	1,108	1,105
Wholesale revenues	61	68	153	149
Other operating revenues	11	5	35	19
Revenues, net	$ 400	$ 435	$ 1,296	$ 1,273

Energy sold and delivered - MWhs (thousands)
Retail energy sales:
Residential	1,643	1,602	5,765	5,504
Commercial	1,909	1,910	5,439	5,442
Industrial	649	632	1,857	1,875
Total retail energy sales	4,201	4,144	13,061	12,821
Delivered to direct access customers	636	567	1,825	1,612
Total retail energy deliveries	4,837	4,711	14,886	14,433
Wholesale sales	942	1,221	2,429	3,161
Total energy sold and delivered	5,779	5,932	17,315	17,594

Retail customers - end of period
Residential			711,963	703,272
Commercial			102,162	100,110
Industrial			267	257
Total retail customers			814,392	803,639

Degree-Days
	Heating		Cooling
	2008	2007	2008	2007
1st Quarter	1,981	1,852	-	-
Average	1,840	1,840	-	-
2nd Quarter	860	698	98	56
Average	664	664	67	67
3rd Quarter	80	123	376	344
Average	82	82	385	385

Note: "Average" amounts represent 15-year rolling averages provided by the National Weather Service (Portland Airport).